EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	Contact:	Michael Gluk (investors)
Chief Financial Officer
ArthroCare Corporation
512-391-3906

Howard Zar (media)
Porter Novelli
212-601-8084
hzar@porternovelli.com

ARTHROCARE ACQUIRES REIMBURSEMENT SERVICE PROVIDER,
REAFFIRMS 2007 AND 2008 GUIDANCE

Austin, Texas - January 3, 2008 — ArthroCare Corp. (Nasdaq: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced that it has acquired DiscoCare, Inc., a third-party billing and reimbursement service provider for $25 million in cash plus potential future milestone payments. This acquisition will allow ArthroCare to significantly expand its internal reimbursement capability and to leverage these services across all divisions. The acquisition is not expected to have a material impact on 2008 earnings. The Company also reaffirmed its guidance for the fourth quarter of 2007 and the 2008 calendar year, indicating that it expects GAAP diluted earnings per share for the fourth quarter to be between $0.48 to $0.50 GAAP.

“This is another milestone in ArthroCare’s continued growth as we continue to bring in-house those capabilities critical to our future,” noted Mike Baker, president and chief executive officer of ArthroCare. “Securing adequate payment is a key challenge for all medical device manufacturers but critical for ArthroCare since our core strategy is the development of breakthrough medical devices and device therapies, which do not automatically gain reimbursement. This acquisition will significantly enhance our capabilities to support all of our businesses with a reimbursement service offering and to do so cost effectively.”

The Company noted that it currently uses DiscoCare of Margate, Fla., to provide reimbursement support in its Spine business on a contract basis. The company believes that DiscoCare has been successful because it helps health providers follow conservative treatment regimens and maintain rigorous medical records. The acquisition closed on December 31, 2007 and ArthroCare expects the integration of DiscoCare’s operations to be completed by the end of the first quarter.

GUIDANCE
The Company reiterated its fourth quarter 2007 and 2008 calendar year guidance. As previously stated, the Company expects revenue growth for calendar year 2007 to be at least 20 percent with strong revenue growth across all business units. Product sales growth in the fourth quarter is expected to exceed 20 percent in both Sports Medicine and ENT business units and exceed 40 percent in the Spine business unit. GAAP diluted EPS for the fourth quarter is expected to be $0.48 to $0.50. GAAP diluted EPS for the full calendar year is expected to be $1.48 to $1.50.

For 2008, the company expects revenue growth of at least 20 percent, a 200 basis point improvement in operating profit margin and a 24 percent corporate income tax rate. The company also announced that it has substantially completed its previously announced share repurchase program and it will update its 2008 EPS guidance at its fourth quarter earnings conference call next month.

CONFERENCE CALL
ArthroCare will hold a conference call with the financial community to discuss this acquisition at 4:30 p.m. ET/1:30 p.m. PT today. A live webcast of the call will be available on ArthroCare’s Web site at www.arthrocare.com.  The webcast will remain available through February 3, 2008.  A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21369888.

ABOUT ARTHROCARE
Founded in 1993, ArthroCare Corp. (www.arthrocare.com) is a highly innovative, multi-business medical device company that develops, manufactures and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue — minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.